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                             [DELOITTE LETTERHEAD]

                                                                    Exhibit 16.1

July 8, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Man Sang Holdings, Inc's Form 8-K dated July 7, 2004, which discusses the dismissal of Deloitte Touche Tohmatsu as its independent accountants, and we agree with the statements made therein except for the second sentence of the first paragraph and the last sentence of the fourth paragraph on which we have no basis to agree or disagree.

Yours truly,


/s/ Deloitte Touche Tohmatsu
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    Deloitte Touche Tohmatsu